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                                                                   EXHIBIT 10.12



                      [FOOTHILL CAPITAL CORP. LETTERHEAD]


March 30, 1998



Mr. Martin S. McDermut
Vice President, CFO
International Remote Imaging Systems
9162 Eton Avenue
Chatsworth, CA 91311


Re:  Letter of Intent


Dear Mr. McDermut:

In accordance with our recent discussions, Foothill Capital Corporation ("Lender") is pleased to offer our commitment to the following financing arrangement for International Remote Imaging Systems, Inc. and subsidiaries (collectively "Borrower" or "IRIS"), subject to the conditions set forth in this letter. The financing plan would be as follows:


1.      Maximum Credit Line:  $7,000,000.

        a. Revolving Line: Up to $4,000,000 subject to advances up to 85% of eligible accounts not older than 60 days past due date, exclusive of heavily concentrated accounts, government accounts, contra-accounts, or any other account deemed ineligible by Lender. The Revolving Line shall include a $250,000 subline for government accounts without assignment of claims compliance.

        b. Term Loan: Up to $3,600,000 secured by the value of the Company's service and maintenance business segment based on a valuation by Lender. The Term Loan would be payable in monthly principal installments equal to 1/36th of the original amount advanced, plus interest.


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2.      Interest Rates:

        The rate of interest charged on the Revolving Loan would be one percent (1.0%) above the present and future Base Rate ("Prime") which is publicly announced, from time to time, by Norwest Bank Minnesota, National Association. The rate of interest charged on the Term Loan would be Prime plus three percent (3.00%). Interest would be payable monthly in arrears based on average daily outstandings according to a 360 day year and actual days elapsed. All collections and other proceeds from the collateral would be directed to a lockbox and would be subject to a two business day clearance charge. Interest would be charged on minimum loan balance of $3,000,000. At no time would interest charged be less than seven percent (7.0%) per annum.


3.      Facility Fees:

        a. Commitment Fee: A fee of three quarters of one percent (0.75%) of the Maximum Credit Line would be earned upon issuance of a commitment for financing.

        b. Unused Line Fee: A fee of three eighths of one percent (0.375%) would be charged annually on the average unused portion of the Maximum Revolving Line.


4.      Loan Maturity and Prepayment:

        All loans and advances would mature in three (3) years. Termination of the loan, prior to maturity, would result in an early termination premium equal to three percent (3.00%), two percent (2.00%), or one percent (1.00%) of the Maximum Credit Line if terminated in year one, two or three, respectively.


5.      Covenants:

        Borrower would be required to maintain minimum levels of tangible net worth and EBITDA, a ratio of maximum total loans to supply, service and maintenance revenues, a ratio of maximum Term Loan to supply, service and maintenance revenues, as well as a minimum gross margin on supply, service and maintenance revenues. Further, a limitation for annual capitalized expenditures would also be established. Each of the foregoing would be based on a discount, as determined by Lender in its reasonable discretion, to Borrower's historic and projected operating performance and based on Lender's due diligence, including its review of the March 30, 1998 draft of the financial statements for the fiscal year ended December 31, 1997 and the internal financial statements for the two month period ended February 28, 1998, Lender believes that Borrower will be in compliance with each of the foregoing at the closing date.


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6.      Collateral:

        As collateral for all its loans and advances Lender would have a first priority perfected security interest in all of Borrower's accounts receivable, inventory, general intangibles, real property, chattel paper, machinery and equipment, and real property, now owned or hereafter acquired, and such other assets, tangible or intangible, real or personal, as may be required, in Lender's opinion to fully secure the advances contemplated.

7.      Purpose:

        Loan proceeds would be used to refinance Borrower's existing senior credit facility, for ongoing working capital needs, and for delinquent trade accounts payable.

8.      Conditions Precedent:

        The following are some, but obviously not all, of the conditions precedent to any loan approval by Lender to Borrower:

        a. Borrower shall be a corporation in good standing in the jurisdiction of its incorporation and qualified to do business in any other jurisdiction where such qualification is necessary or appropriate to its business;

        b. The Revolving Advances and Term Loans shall be made pursuant to, and subject to, the terms of loan agreements, notes, and other financing documents (the "Loan Documents") executed and delivered by Borrower on or prior to the Closing Date. The Loan Documents would contain such representations, warranties, covenants (affirmative and negative), and events of default as are customary, in Lender's experience, for a transaction of this type.

        c. Borrower shall have executed and delivered, or caused to be executed and delivered, to Lender prior to the Closing Date, such security agreements, financing statements, fixture filings and chattel paper, blocked account agreements, copies of leases, landlord waivers, bailee agreements, and other agreements affecting the Collateral, insurance certificates and endorsements, and other documentation relative to the liens and security interest in the Collateral as Lender may reasonably request (the "Security Documents"). Each of the Loan Documents and the Security Documents (the "Documents") would be governed by the law of the State of California and shall be in form and substance reasonably satisfactory to Lender and its counsel;

        d. The UCC financing statements, fixture filings, and other Documents related to perfection of Lender's interests in the Collateral shall have been filed or recorded

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IRIS, Inc.
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                in all appropriate jurisdictions and, with respect to financing statements, Lender would need to have received searches reflecting its filings of record;

        e. No material adverse change shall have occurred in Borrower's financial condition from the unaudited interim financial statements for the period ended 2/28/98 or the March 30, 1998 draft financial statements for the fiscal year ended 12/31/97 or the financial projection as provided by Borrower or any material adverse change in the value of the Collateral from the date of Lenders Financial Analysis dated 3/24/98.

        f. Lender shall have received such opinions of Borrower's counsel and such advice of Lender's local counsel as Lender would reasonably require, which opinions and/or advice would need to be in form and substance satisfactory to Lender and its counsel. Such opinions of Borrower's counsel would include, but not be limited to, opinions as to Borrower's corporate existence, Borrower's power and authority to enter into the Documents, the validity, binding effect, and enforceability of each of the Documents, and the perfection of Lender's liens and security interests in the Collateral;

        g. Payment of all accrued and unpaid Lender Expenses which exceed the original $30,000 good faith deposit;

        h. Borrower shall have minimum unused available borrowing capacity under the credit facility herein proposed of $500,000 at closing.

10.     Brokers Fees:

        Any brokerage commission or finders fees payable in connection with the loan and the transactions in which the Borrower has entered into with a third party would be payable by Borrower and not by Lender, and Borrower would agree to indemnify Lender and hold Lender harmless from any such claim of any broker or finder arising out of any transaction or commitment by Lender.


11.     Periodic Loan Maintenance Charges:

        Borrower would be periodically charged for due diligence and loan maintenance costs consisting of Financial Analysis ($650 per man day plus out-of-pocket expenses) and Loan Servicing ($3,000 per month). Lender would reserve the right to hire an independent third party to appraiser Borrower's supply, service and maintenance business segment with such cost to be borne by Borrower.

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12.     Loan Origination Costs:

        In connection with the request for financing, Borrower understands that it will be necessary for Lender to make certain financial, legal and collateral investigations and determinations. Borrower agrees to pay for all of Lender's costs and expenses incurred in connection with the proposed financing transaction including costs and expenses incurred by auditors and appraisers in verifying Borrower's records, Lender's legal expenses for advice in preparing documents in connection with the proposed loan, and any filing and search fees.

13.     Complete Agreement; No Oral Modifications.

        This commitment letter embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior proposals, negotiations, or agreements whether written or oral, relating to the subject matter hereof including any letter of intent. This letter may not be modified, amended, supplemented, or otherwise changed, except by a document in writing signed by the parties hereto.

14.     Break Up Fee:

        Lender will fully earn a fee of $52,500 which has already been paid to Lender upon the earlier of (i) acceptance of this commitment letter or
        (ii) Borrower declining to consummate the proposed financing as outlined herein by April 30, 1998 (the "Break Up Fee").

15.     Confidentiality

        The terms and conditions set forth herein are confidential and are not to be shared with any third parties prior to or subsequent to the execution of this letter.

16.     GOVERNING LAW; JURY WAIVER.

        THIS LETTER SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF CALIFORNIA AND THE VALIDITY OF THIS LETTER, AND THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO RELATING TO CLAIMS OR CAUSES OF ACTION ARISING IN CONNECTION HEREWITH SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. BORROWER AND LENDER HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR RESPECT TO THIS LETTER, OR IN ANY WAY RELATED OR INCIDENTAL TO THE DEALINGS OF THE


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        PARTIES HERETO WITH RESPECT TO THIS LETTER, OR THE TRANSACTIONS
        CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW OR HEREAFTER ARISING, IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. BORROWER AND LENDER HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY HERETO TO WAIVE ITS RIGHT TO TRIAL BY JURY.

17.     Indemnification

        By Borrower's execution hereof Borrower agrees to indemnify and hold Foothill harmless, together with its affiliates and its and their respective directors, officers, employees, counsel and agents (each as "Indemnified Party") from and against any and all expenses, losses, claims, damages and liabilities arising out of, or in any manner related to, this letter, but excluding therefrom all expenses, losses, claims and damages or liabilities which are finally determined in a non-appealable decision of a court to have resulted from the Indemnified Party's gross negligence or willful misconduct. Borrower's obligations under this paragraph shall remain effective whether or not definitive documentation is executed and notwithstanding any termination of this Letter.

18.     Deposit:

        In connection with your request for financing, you understand that it will be necessary for us to make certain financial, legal and collateral investigations and determinations. In order for us to commence with this process, we have required an initial good faith deposit in the amount of $30,000.

        This deposit will be held by us while we are reviewing this transaction. If we conclude for any reason, that we will not make the loan to you, we will return the balance of the deposit after deducting all costs and expenses actually incurred by us in connection with our review of your application as noted in Section 12 above. If on the other hand, we conclude that we will make the loan to you on terms consistent with this letter and you decline, for any reason, to borrow from us, we shall be entitled to retain the full amount of the deposit, irrespective of the amount of expenses incurred.

        Our retention of the deposit results from the amount of our reasonable endeavor to estimate the added administrative costs incurred and the amount of damage sustained by us as a result of your decision to decline the loan.

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        If the loan is funded, the deposit will be returned to you after deducting all costs and expenses actually incurred by us. The deposit will not be segregated and may be commingled with other funds and you will not be entitled to receive interest on said deposit.


If the foregoing correctly sets forth your understanding of the financing arrangements which have been previously discussed, please sign below and return this letter by March 27, 1998. Please retain a copy of this letter which will serve as your receipt for the $52,500 "Break-Up Fee" and $30,000 good faith deposit.


Sincerely,

FOOTHILL CAPITAL CORPORATION



Michael Anuszewski
Vice President

Acknowledged and accepted this 30 day of March, 1998

INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.


By      MARTIN S. McDERMUT

Title   VICE PRESIDENT - FINANCE AND ADMINISTRATION
        CHIEF FINANCIAL OFFICER